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                                                               EXHIBIT (h)(4)(i)

                AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT


         AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT, effective as of June 1, 2002 by and between The Equitable Life Assurance Society of the United States (the "Manager") and AXA Premier VIP Trust (the "Trust"), on behalf of each series of the Trust set forth in Schedule A attached hereto (each, a "Fund", and collectively, the "Funds").

         WHEREAS, the Trust is a Delaware business trust organized under the Agreement and Declaration of Trust ("Declaration of Trust"), and is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management company of the series type, and each Fund is a series of the Trust;

         WHEREAS, the Trust and the Manager have entered into an Investment Management Agreement dated November 30, 2001, ("Management Agreement"), pursuant to which the Manager provides investment management services to each Fund for compensation based on the value of the average daily net assets of each such Fund;

         WHEREAS, the Trust and the Manager have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Fund at a level below the level to which each such Fund would normally be subject during its start-up period and, therefore initially entered into an Expense Limitation Agreement dated as of November 30, 2001 ("Expense Limitation Agreement") in order to maintain each Fund's expense ratios at the Maximum Annual Operating Expense Limit (as hereinafter defined) specified for such Fund in Schedule A hereto; and

         WHEREAS, the Trust and Manager desire to modify the Expense Limitation Agreement with respect to reimbursement of Fund Operating Expenses by the Trust to the Manager;

         NOW THEREFORE, the parties hereto agree that the Expense Limitation Agreement is hereby modified, amended and restated in its entirety as of the date hereof as follows:

1.       Expense Limitation.

         1.1. Applicable Expense Limit. To the extent that the aggregate expenses of every character incurred by a Fund in any fiscal year, including but not limited to organizational costs and investment management fees of the Manager (but excluding interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of such Fund's business and amounts payable pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act) ("Fund Operating Expenses"), exceed the Maximum Annual Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Manager.

         1.2. Maximum Annual Operating Expense Limit. The Maximum Annual Operating Expense Limit with respect to each Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of each Fund.

         1.3. Method of Computation. To determine the Manager's liability with respect to the Excess Amount, each month the Fund Operating Expenses for each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month of a Fund exceed the Maximum Annual Operating Expense Limit of such Fund, the Manager shall first waive or reduce its investment management fee for such month by an amount sufficient to reduce the annualized Fund Operating


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Expenses to an amount no higher than the Maximum Annual Operating Expense Limit.
If the amount of the waived or reduced investment management fee for any such month is insufficient to pay the Excess Amount, the Manager may also remit to the appropriate Fund or Funds an amount that, together with the waived or reduced investment management fee, is sufficient to pay such Excess Amount.

         1.4. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment management fees waived or reduced and other payments remitted by the Manager to the Fund or Funds with respect to the previous fiscal year shall equal the Excess Amount.

2.       Reimbursement of Fee Waivers and Expense Reimbursements.

         2.1. Reimbursement. If in any year in which the Management Agreement is still in effect, the estimated aggregate Fund Operating Expenses of such Fund for the fiscal year are less than the Maximum Annual Operating Expense Limit for that year, the Manager shall be entitled to reimbursement by such Fund, in whole or in part as provided below, of the investment management fees waived or reduced and other payments remitted by the Manager to such Fund pursuant to
Section 1 hereof. The total amount of reimbursement to which the Manager may be entitled ("Reimbursement Amount") shall equal, at any time, the sum of all investment management fees previously waived or reduced by the Manager and all other payments remitted by the Manager to the Fund, pursuant to Section 1 hereof, during any of the previous three (3) fiscal years, less any reimbursement previously paid by such Fund to the Manager, pursuant to Section
2.2 hereof, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

         2.2. Method of Computation. To determine each Fund's accrual, if any, to reimburse the Manager for the Reimbursement Amount, each month the Fund Operating Expenses of each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of a Fund for any month are less than the Maximum Annual Operating Expense Limit of such Fund, such Fund, shall accrue into its net asset value an amount payable to the Manager sufficient to increase the annualized Fund Operating Expenses of that Fund to an amount no greater than the Maximum Annual Operating Expense Limit of that Fund, provided that such amount paid to the Manager will in no event exceed the total Reimbursement Amount. For accounting purposes, when the annualized Fund Operating Expenses of a Fund are below the Maximum Annual Operating Expense Limit, a liability will be accrued daily for these amounts.

         2.3. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of a Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Maximum Annual Operating Expense Limit.

         2.4. Limitation of Liability. The Manager shall look only to the assets of the Fund for which it waived or reduced fees or remitted payments for reimbursement under this Agreement and for payment of any claim hereunder, and neither the Funds, nor any of the Trust's trustees, officers, employees, agents, or shareholders, whether past, present or future shall be personally liable therefor.

3.       Term and Termination of Agreement.

         This Agreement shall continue in effect with respect to all Funds until April 30, 2003 and shall thereafter continue in effect with respect to each Fund from year to year provided such continuance is specifically approved by both a majority of the Trustees of the Trust who (i) are not "interested persons"



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of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Trustees") and the Manager. This Agreement shall terminate automatically upon the termination of the Management Agreement; provided, however, that a Fund's obligation to reimburse the Manager, as described above, will survive the termination of this Agreement unless the Trust and the Manager agree otherwise.

4.       Miscellaneous.

         4.1. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         4.2. Interpretation. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust's Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds.

         4.3. Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

         IN WITNESS WHEREOF, the parties have caused this Expense Limitation Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

                                        AXA PREMIER VIP TRUST
                                                 ON BEHALF OF EACH OF ITS FUNDS


                                        By:  /s/ Steven M. Joenk
                                                 -------------------------------
                                                 Steven M. Joenk
                                                 President



                                        THE EQUITABLE LIFE ASSURANCE
                                        SOCIETY OF THE UNITED STATES


                                        By:  /s/ Peter D. Noris
                                                 -------------------------------
                                                 Peter D. Noris
                                                 Executive Vice President and
                                                 Chief Investment Officer




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                                   SCHEDULE A
                     MAXIMUM ANNUAL OPERATING EXPENSE LIMITS


This Agreement relates to the following Funds of the Trust:

                                                       Maximum Annual
Name of Fund                                      Operating Expense Limit
------------                                      -----------------------

AXA Premier VIP Large Cap Core Equity Portfolio            1.10%

AXA Premier VIP Large Cap Growth Portfolio                 1.10%

AXA Premier VIP Large Cap Value Portfolio                  1.10%

AXA Premier VIP Small/Mid Cap Growth Portfolio             1.35%

AXA Premier VIP Small/Mid Cap Value Portfolio              1.35%

AXA Premier VIP International Equity Portfolio             1.55%

AXA Premier VIP Technology Portfolio                       1.60%

AXA Premier VIP Health Care Portfolio                      1.60%

AXA Premier VIP Core Bond Portfolio                        0.70%






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